TRANSFER AGENT SERVICES APPENDIX
                                       To
                            MASTER SERVICES AGREEMENT
                                     Between
                                EXETER FUND, INC.
                         MANNING & NAPIER ADVISORS, INC.

     This Appendix is hereby incorporated into and made a part of the Master Services Agreement dated as of April 14, 2000, (the "Master Services Agreement") between EXETER FUND, INC. and MANNING & NAPIER ADVISORS, INC. Defined terms not otherwise defined herein shall have the meaning set forth in the Master Services Agreement.

1.     MNA  will  perform  the  following  transfer agent functions if required:

          (a) Recordkeeping. MNA will act as Transfer Agent for the accounts of the Fund portfolios (the "Portfolios") and, as such, will record in an account (the "Account") the total number of Shares of each Portfolio issued and outstanding from time to time and will maintain Share transfer records in which it will note the names and registered addresses of holders of Shares of one or more Portfolios ("Shareholders"), and the number of Shares from time to time owned by each of them. Each Shareholder will be assigned one or more account numbers.

     The Transfer Agent is authorized to set up accounts for Shareholders and record transactions in the accounts on the basis of instructions received from Shareholders when accompanied by remittance in an appropriate amount as provided in the Fund's then current prospectus. Whenever Shares are purchased or issued, the Transfer Agent shall credit the Account with the Shares issued and credit the proper number of Shares to the appropriate Shareholder.

     Likewise, whenever the Transfer Agent has occasion to redeem Shares owned by a Shareholder, the Fund authorizes the Transfer Agent to process the transaction by making appropriate entries in its Share Transfer records and debiting the Account.

     Upon notification by the Fund's custodian (the "Custodian") of the receipt of funds through the Federal Reserve wire system or conversion into Federal funds of funds transmitted by other means for the purchase of Shares in accordance with the Fund's current prospectus, the Transfer Agent shall notify the Fund of such deposits on a daily basis.

     The Transfer Agent shall credit each Shareholder's account with the number of Shares purchased according to the price of the Shares in effect for such purchases determined in the manner set forth in the Fund's then current prospectus. The Transfer Agent shall process each order for the redemption of Shares from or on behalf of a Shareholder, and shall cause proceeds to be remitted in accordance with the Shareholder's instructions and the then current prospectus.

The requirements as to instruments of transfer and other documentation, the applicable redemption price and the time of payment shall be as provided for in the then current prospectus, subject to such supplemental requirements consistent with such prospectus as may be established by mutual agreement between the Fund and the Transfer Agent.

If the Transfer Agent or the Fund's distributor determines that a request for redemption does not comply with the requirements for redemption, the Transfer Agent shall promptly so notify the Shareholder, together with the reason therefor, and shall effect such redemption at the price next determined after receipt of documents complying with said standards.

On each day that the Fund's Custodian and the New York Stock Exchange are open for business ("Business Day"), the Transfer Agent shall notify the Custodian of the amount of cash or other assets required to meet payments made pursuant to the provisions of this Article I, and the Fund shall instruct the Custodian to make available from time to time sufficient funds or other assets therefor.

The authority of the Transfer Agent to perform its responsibilities as to purchases and redemptions shall be suspended upon receipt by it of notification from the Securities and Exchange Commission or the Board of Directors of the suspension of the determination of the Fund's net asset value.

In registering transfers, the Transfer Agent may rely upon the opinion of counsel in not requiring complete documentation, in registering transfers without inquiry into adverse claims, in delaying registration for purposes of such inquiry, or in refusing registration where in its judgement an adverse claim requires such refusal.

          (b) Sub-Transfer Agent Services. MNA will oversee and supervise all services provided by a sub-transfer agent.

2. Compensation. For services performed by MNA pursuant to this Appendix, the Fund will pay to MNA compensation for such services as the parties may agree to from time to time in writing, set forth in, Schedule A, hereto, as such Schedule may be amended from time to time.

                                   Schedule A
                         Schedule of Transfer Agent Fees
                    To the Transfer Agent Services Agreement
                                     Between
                              Exeter Fund, Inc. and
                         Manning & Napier Advisors, Inc.



ANNUAL  FEE
-----------

Manning & Napier Advisors, Inc. shall be entitled to receive an annual fee from Exeter Fund, Inc. in accordance with the following schedule:

For  Series  where  85%  or  more of the shareholders represent "core" accounts:
--------------------------------------------------------------------------------

Annual  Per  Fund  Fee:     $22,000

Annual  Per  Account  Fee:  $    12.50

For  all  other  Series  ("Stand-alone"  Accounts):
---------------------------------------------------

Annual  Per  Fund  Fee:     $25,000

Annual  Per  Account  Fee:  $    37.50

ADDITIONAL  SERVICES:
---------------------

In addition to the above fees, there will be a $10 annual fee for the processing and reporting of each fiduciary retirement account, including IRAs, profit sharing plans, money purchase pension plans, and 403(b) plan accounts. Additional services such as development of interface capabilities, management of cash sweeps between DDAs and mutual fund accounts, and coordination of the printing and distribution of prospectuses, annual reports, and semi-annual reports are subject to additional fees. Programming costs or database management fees for special reports or specialized processing will be quoted upon request.

MULTIPLE  CLASSES  OF  SHARES:
------------------------------

Classes of shares which have different net asset values or pay different daily dividends will be treated as separate classes, and the fee schedule above, including the appropriate minimums, will be charged for each separate class.